Exhibit 10.4
EXECUTION COPY
EQUIPMENT SALE AND LEASEBACK AGREEMENT
    This EQUIPMENT SALE AND LEASEBACK AGREEMENT (as the same may from time to time be amended, restated, or otherwise modified, this “Agreement”), dated and effective as of May 22, 2023 (the “Effective Date”), is entered into between Lifecore Biomedical, Inc., a Delaware corporation (“Seller”), and Alcon Research, LLC, a Delaware limited liability company (“Alcon”).
    WHEREAS, in connection with this Agreement, Alcon has entered into that certain Credit and Guaranty Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), by and among Seller, Curation Foods, Inc., a Delaware corporation (“Curation”), and Lifecore Biomedical Operating Company, Inc., a Delaware corporation (“Lifecore” and together with Seller and Curation, each, a “Borrower” and collectively, the “Borrowers”), the other credit parties from time to time party thereto, the lenders party thereto from time to time (the “Lenders”) and Alcon, as administrative agent and collateral agent, pursuant to which the Lenders have made term loans and other extensions of credit available to the Borrowers in accordance with the terms of the Term Loan Agreement;
    WHEREAS, in connection with the Term Loan Agreement, certain parties thereto are entering into other Credit Documents (as defined in the Term Loan Agreement) in connection therewith (together with the Term Loan Agreement, the “Credit Documents”); and
    WHEREAS, Alcon desires to purchase from Seller certain equipment, machinery, and other property associated with the production of sodium hyaluronate, as set forth on Exhibit A hereto (the “Equipment”), and Seller desires to sell the Equipment to Alcon, and subsequently lease the Equipment from Alcon in accordance with the terms and conditions of that certain Equipment Lease Agreement entered into by the parties hereto simultaneously with the execution and delivery of this Agreement (the “Lease Agreement”). Unless otherwise indicated, capitalized terms used herein shall have the meaning set forth in the Lease Agreement.
    NOW THEREFORE, in consideration of the mutual promises herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Alcon agree as follows:
1.Purchase and Sale; Title. On the Effective Date, Seller agrees to sell to Alcon, and Alcon agrees to purchase from Seller, the Equipment on the terms and conditions set forth herein and in a Bill of Sale substantially in the form attached hereto as Exhibit B (the “Bill of Sale”). The Bill of Sale shall evidence transfer of title from Seller to Alcon for the Equipment and shall incorporate all of the provisions of this Agreement. Immediately following its purchase of the Equipment from Seller, Alcon agrees to lease the Equipment to Seller pursuant to the terms and conditions contained in the Lease Agreement.

2.Purchase Price. The price to be paid by Alcon to purchase the Equipment is $10,000,000 (“Purchase Price”), subject to further adjustment pursuant to Section 3. The Purchase Price shall be payable to Seller on the Effective Date.

3.Post-Closing Adjustment. Within thirty (30) days after the Effective Date, Seller shall use reasonable best efforts to obtain and deliver to Alcon an itemized appraisal of the Equipment from a reputable appraisal firm showing the value of the Equipment (such value, the “Appraised Value”). If Alcon has not given Seller written notice of objection with respect to the Appraised Value within fifteen (15) days after its delivery to Alcon, the parties are deemed to have agreed on the Appraised Value. If, however, Alcon has delivered to Seller a written notice of objection with respect to the Appraised Value specifying in reasonable detail the specific items and amounts therein to which Alcon is objecting and the basis of Alcon’s objections within such fifteen (15)-day period, then Alcon and Seller shall attempt to resolve their differences with respect to such objection(s) in good faith. If the mutually-agreed Appraised Value is less than the Purchase Price (such difference, the “Surplus Amount”), the parties hereby agree to amend the Term Loan to increase the amount due to Alcon pursuant to the Term Loan by the Surplus Amount. If the mutually-agreed Appraised Value is greater than the Purchase Price (such difference, the “Shortfall Amount”), the parties hereby agree to amend the Term Loan to decrease the amount due to Alcon pursuant to the Term Loan by the Shortfall Amount. Furthermore, the parties hereto agree to amend Exhibit A of this Agreement to reflect all equipment and machinery owned or held for use by Seller that is solely dedicated to the production of sodium hyaluronate and included in calculating the Appraised Value.

4.Option to Purchase. Each of Seller and Alcon agree that each such party shall use its respective best efforts to reach a mutually acceptable agreement between the parties regarding the expansion of Seller’s existing production capacity with respect to sodium hyaluronate (the “Facility Expansion”). The parties hereto agree that, at any time following the earlier of either (i) the date that is seven (7) years after the Effective Date or (ii) completion of a Facility Expansion, Seller shall have the option to repurchase the Equipment from Alcon except that this option to repurchase may not be exercised to the extent a Default (as such term is defined in the Lease Agreement) under Sections 17(a)(ii), 17(a)(iii) or 17(a)(iv) of the Lease Agreement exists at such time and Alcon has elected to terminate the Lease. The repurchase price of the Equipment pursuant to this Section 4 shall be the Purchase Price, as adjusted pursuant to Section 3 minus the aggregate of all Paydown Payments (as such term is defined in the Lease Agreement) actually paid (the “Repurchase Price”). Upon Seller’s written notice of exercise of the repurchase option pursuant to this Section 4, and payment of the Repurchase Price, Alcon shall sell, transfer, assign, convey, and deliver to Seller, free and clear of any Encumbrances, and Seller shall purchase, acquire, and accept from Alcon, Alcon’s entire right, title, and interest in, to, and under the Equipment, and Alcon and Seller shall deliver a customary bill of sale evidencing such transfer of such right, title and interest to the Equipment to Seller. Subject to Section 15, prior to the repurchase of the Equipment by Seller, in no event shall Alcon, without Seller’s prior written consent, directly or indirectly, by operation of law or otherwise, sell, transfer, assign, create, incur, assume or suffer to exist any Encumbrance and/or grant a security interest in all or any part of Alcon’s interest in any Equipment.

5.Closing Deliveries by Seller. Unless otherwise waived by Alcon, Seller shall deliver, or cause to be delivered, the following documents on the Effective Date, each in form and substance reasonably satisfactory to Alcon:

a.Alcon shall have received this Agreement, duly executed by Seller.

b.Alcon shall have received the Bill of Sale, duly executed by Seller.

c.Alcon shall have received the Lease Agreement, duly executed by Seller.

d.Alcon shall have received resolutions of the Board of Directors of Seller approving and authorizing the execution, delivery, and performance by Seller of this Agreement, the Lease Agreement, the Bill of Sale, and any other documents to be delivered by Seller hereunder and thereunder.

e.Alcon shall have received copies of all documents referenced in Section 10 herein.

f.Alcon shall have received the Certificate of Acceptance (as such term is defined in the Lease Agreement), duly executed by Seller.

6.Closing Deliveries by Alcon. Unless otherwise waived by Seller, Alcon shall deliver, or cause to be delivered, the following documents on the Effective Date, each in form and substance reasonably satisfactory to Seller:

a.Seller shall have received this Agreement, duly executed by Alcon.

b.Seller shall have received the Lease Agreement, duly executed by Alcon.

c.Seller shall have received the Certificate of Acceptance (as such term is defined in the Lease Agreement), duly executed by Alcon.

7.Insurance. Seller shall provide insurance coverage for the Equipment from the date title passes to Alcon in accordance with the terms and conditions of the Lease Agreement, which terms and conditions are incorporated herein by this reference.

8.Taxes. Seller shall pay any and all applicable federal, state, county, or local sales, use, and transfer taxes and any and all present or future sales, use, and transfer taxes or other similar governmental charges arising in connection with the sale of the Equipment hereunder, including sales, use or transfer taxes due upon the purchase by Alcon, but excluding Excluded Taxes. “Excluded Taxes” means taxes imposed on Alcon and measured by revenue, receipts, net income, or capital gains (however denominated), franchise taxes, and branch profits taxes, in each case, imposed as a result of Alcon being organized under the laws of, or having its principal office in, the jurisdiction imposing such tax (or any political subdivision thereof), including, without limitation, United States Federal Income Taxes and state income taxes of any kind.

9.Sale, Purchase, and Performance. Seller and Alcon hereby agree that the obligations of each party hereunder to enter into the Bill of Sale with respect to Equipment is expressly conditioned on both parties executing and delivering to the other party this Agreement, the Lease Agreement, and the Credit Documents (collectively, the “Sale Leaseback Documents”).

10.Seller’s Representations and Warranties. Seller represents and warrants to Alcon as of the Effective Date as follows:

a.The execution, delivery, and performance of each Sale Leaseback Document and the Bill of Sale for the Equipment are duly authorized on the part of Seller, and upon due execution thereof by the parties thereto, each of such documents shall constitute valid obligations binding upon and enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, and other similar laws affecting the rights and remedies of creditors generally and by general principles of equity.

b.Neither the execution by Seller of any of the Sale Leaseback Documents or the Bill of Sale, nor the due performance thereof by Seller, will result in any breach of, or constitute a default under, or violation of, Seller’s organizational documents or any material agreement (excluding the Credit Documents, the ABL Credit Documents (as defined in the Term Loan Agreement) or any other indenture, mortgage, deed of trust, undertaking, agreement or instrument is bound) to which Seller is a party or by which Seller or any of its property or assets is bound or to which any of its property is subject and that relates to the Equipment, nor will any of the same violate any material law, regulation, judgment, or order by which Seller or any of its property or assets is bound or to which any of its property is subject and that relates to the Equipment.

c.Seller is duly organized, validly existing, and in good standing in its state of formation and is duly qualified as a foreign limited liability company in each other jurisdiction where the Equipment is located.

d.Seller has and is transferring to Alcon good, valid, and marketable title to the Equipment purchased on such date free and clear of all Encumbrances of any kind or description (“Encumbrances” means any lien, debt, pledge, mortgage, deed of trust, charge, claim, equitable interest, option, security interest, right of first option, right of first refusal, encumbrance, or similar restriction, including any restriction on use, transfer, receipt of income, or exercise of any other attribute of ownership).

e.Seller has provided to Alcon true, correct, and complete copies of each material franchise, license, permit, approval, notification, certification, registration, authorization, and qualification required by any governmental authority (“Governmental Approval”) required as of the Effective Date for the ownership, use, and operation of the Equipment.

f.Seller has paid all sales, use, property, and other taxes or fees assessed or due in connection with Seller’s purchase, use, and possession of the Equipment prior to the sale thereof to Alcon hereunder.

g.Seller has not retained a broker in this transaction that would result in Alcon’s obligation to pay any finder’s fee, brokerage fees or commissions, or similar payments in connection with the transactions contemplated hereby.

h.The list of Equipment attached as Exhibit A contains a list of all equipment and machinery owned or held for use by Seller that is solely dedicated to the production of sodium hyaluronate, consistent with Seller’s past practice.

11.Alcon’s Representations and Warranties. Alcon represents and warrants to Seller as of the Effective Date as follows: (a) the execution, delivery, and performance of each Sale Leaseback Document are duly authorized on the part of Alcon, and that upon due execution thereof by the parties thereto, each of such documents shall constitute valid obligations binding upon and enforceable against Alcon in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, and other similar laws affecting the rights and remedies of creditors generally and by general principles of equity; and (b) neither the execution of each Sale Leaseback Document, nor the due performance thereof by Alcon, will result in any breach of, or constitute a default under, or violation of, Alcon’s organizational documents, or any agreement to which Alcon is a party or by which Alcon is bound, nor will any of the same violate any law, regulation, or order by which Alcon is bound.

12.Indemnities. Seller shall indemnify, defend, and hold harmless Alcon, its affiliates, and their respective members, managers, owners, officers, directors, employees, agents, and attorneys (the “Indemnified Parties”), from and against all claims, actions, suits, and other legal proceedings, damages, costs, interest, charges, counsel fees, and other expenses and penalties which any of the Indemnified Parties may sustain or incur by reason of or arising out of (i) the breach of any of Seller’s representations or warranties contained in any of the Sale Leaseback Documents or the Bill of Sale, or (ii) the breach of any of Seller’s covenants contained in any of the Sale Leaseback Documents or the Bill of Sale.

13.Remedies. Upon Seller’s violation of or default under any provision of this Agreement, except in the case of Seller’s fraud, Alcon’s sole remedy shall be to seek indemnification under Section 12 (subject to the provisions of the other Sale Leaseback Documents). For the avoidance of doubt, in no event shall Alcon be entitled to, and Alcon hereby expressly waives its entitlement to, any remedies at law or in equity under this Agreement or the Bill of Sale, other than monetary damages in accordance this Section 13, and shall not be permitted to (a) cancel or terminate this Agreement or any of Seller’s rights hereunder, or (b) recover against, Encumber, sell, assign, transfer or dispose of the Equipment, except for any rights that are available pursuant to Section 15.

14.Manufacturer’s Warranties. Seller hereby agrees to assign to Alcon all of Seller’s rights, title, and interest in and to all Warranties with respect to the Equipment, to the extent the same exist as of the Effective Date and to the extent assignable. Seller shall take such further actions as may reasonably be necessary to assign such Warranties to Alcon. In the event that any Warranty is not assignable to Alcon, Seller hereby appoints Alcon as Seller’s agent and attorney-in-fact, which appointment is coupled with an interest, to assert and enforce, from time to time, in the name of and for the account of Seller and Alcon, as their interests may appear, but in all cases at the sole cost and expense of Seller, any such Warranty.

15.Assignment. Alcon and Seller agree that this Agreement shall inure to the benefit of and shall be binding upon each of Seller and Alcon and their respective successors and assigns. Alcon shall not, without Seller’s prior written consent, directly or indirectly, by operation of law or otherwise, assign this Agreement or its rights or obligations hereunder, in whole or in part; provided, however that Alcon may assign this Agreement or its rights or obligations hereunder to (a) an Affiliate of Alcon, (b) the purchaser of all or substantially all of Alcon’s assets or (c) Alcon’s successor entity or acquiror in the event of a merger, consolidation or change of control of Alcon. Seller shall not, without Alcon’s prior written consent, directly or indirectly, by operation of law or otherwise, assign this Agreement or its rights or obligations hereunder, in whole or in part; provided, however that Seller may assign this Agreement or its rights or obligations hereunder to (a) an Affiliate of Seller, (b) the purchaser of all or substantially all of Seller’s assets (which, for the avoidance of doubt, shall not include the Equipment so long as Alcon owns the Equipment, but may include this Agreement and the Lease Agreement), or (c) Seller’s successor entity or acquiror in the event of a merger, consolidation or change of control of Seller. Any attempted assignment without such consent shall be null and void.

16.Notices. Any notice required hereunder may be served by either party on the other by sending same, by first class or certified mail, overnight courier or electronic mail to the address set forth below, or such other address as either party may subsequently designate to the other in writing as the address for notice(s) under this Agreement. This Section 16 shall survive the expiration or termination for whatever reason of this Agreement.

To SELLER:	LIFECORE BIOMEDICAL, INC. Attention: President 3515 Lyman Boulevard Chaska, MN 55318 Email: jim.hall@lifecore.com
With a copy to (which shall not constitute notice):
LIFECORE BIOMEDICAL, INC.
Attention: Chief Financial Officer
3515 Lyman Boulevard
Chaska, MN 55318
Email: John.Morberg@lifecore.com

and

Ballard Spahr LLP
Attention: Barbara Rummel
80 S. 8th Street, Suite 2000
Minneapolis, MN 55402
Email: rummelb@ballardspahr.com

To ALCON:	ALCON RESEARCH, LLC Attention: Robert Meyers, Head Global MTO – Aseptics 6201 South Freeway Fort Worth, TX 76134-2099 Email: robert.meyers@alcon.com
With a copy to:	ALCON RESEARCH, LLC Attention: Legal Department – General Counsel 6201 South Freeway Fort Worth, TX 76134-2099

17.Survival of Covenants. Alcon and Seller agree that the warranties, covenants, and agreements of the parties contained in this Agreement shall survive the passing of title. Except as otherwise provided herein, any representations or warranties made in this Agreement by either party are deemed to have been made as of the Effective Date, or as of such other date specified in this Agreement, and neither party shall be deemed to have made such representation or warranty as of any other date.

18.Limitations. Neither party shall be liable for any indirect, special, or consequential damages in connection with or arising by reason of this Agreement, nor shall either party be liable for any event beyond its control.

19.True Sale. Seller and Alcon have structured the transactions contemplated by this Agreement as a purchase and sale of Equipment, and the Seller and Alcon agree to treat such transaction as a “true sale” for all purposes under applicable law and accounting principles, including in their respective books, records, computer files, tax returns (federal, state and local), and regulatory and governmental filings (and shall reflect such sale in their respective financial statements). Seller will advise all persons inquiring about the ownership of the Equipment that the Equipment has been sold to Alcon.

20.Miscellaneous. Section titles are not intended to, and shall not, limit or otherwise affect the interpretation of this Agreement. This Agreement shall not be binding upon either party until executed by such party’s authorized representative. If any provision of this Agreement shall be held to be invalid or unenforceable, the validity and enforceability of the remaining provisions hereof shall not be affected or impaired in any way. Any modifications to this Agreement shall be in writing and shall be signed by both parties or their permitted assigns, if any. Any capitalized terms used but not defined herein shall have the definitions set forth in the Lease Agreement, which definitions are incorporated herein by reference.

21.Governing Law. This Agreement is to be performed in accordance with the laws of the State of New York and shall be construed and enforced in accordance with the laws of the State of New York excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The parties further agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods. This Section 21 shall survive the expiration or termination for whatever reason of this Agreement.

22.Entire Agreement. EACH PARTY REPRESENTS THAT IT HAS READ, RECEIVED, RETAINED A COPY OF, AND UNDERSTANDS THIS AGREEMENT, AND AGREES TO BE BOUND BY ITS TERMS AND CONDITIONS. SELLER AND ALCON AGREE THAT THIS AGREEMENT, THE BILL OF SALE, AND THE LEASE AGREEMENT CONSTITUTE THE ENTIRE AGREEMENT OF THE PARTIES WITH RESPECT TO THE EQUIPMENT AND SUPERSEDE ALL PROPOSALS, ORAL OR WRITTEN, ALL PRIOR NEGOTIATIONS AND AGREEMENTS, AND ALL OTHER COMMUNICATIONS BETWEEN THEM WITH RESPECT TO THE EQUIPMENT.
[Signature page follows.]

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized representatives as of the date first above written.
ALCON RESEARCH, LLC

By: /s/ Ed McGough
Name:    Ed McGough
Title:    SVP, Head Global MTO

[Signature Page for Equipment Sale and Leaseback Agreement]

LIFECORE BIOMEDICAL, INC.

By: /s/ John D. Morberg
Name:    John D. Morberg
Title:    Chief Financial Officer

[Signature Page forEquipment Sale and Leaseback Agreement]